AMENDMENT NO. 2002-1
EFFECTIVE JANUARY 1, 2002
TO THE
COUNTRYWIDE CREDIT INDUSTRIES, INC.
SPLIT DOLLAR LIFE INSURANCE AGREEMENT FOR
                                                AS AMENDED AND RESTATED
AND THE COUNTRYWIDE CREDIT INDUSTRIES, INC. SPLIT DOLLAR
COLLATERAL ASSIGNMENTS FOR

WHEREAS, Countrywide Credit Industries, Inc. (the “Corporation”), and            (“Executive”) entered into a Split Dollar Life Insurance Agreement As Amended and Restated (the “Agreement”), dated            199  , and two separate Split Dollar Collateral Assignments (the “Collateral Assignments”), each dated            199   which obligated the Corporation to make certain premium payments on life insurance contracts with Aetna Life Insurance and Annuity Company (“Aetna”) and Manufacturers Life Insurance Company (“Manulife”) (the “Insurance Contacts”) associated with the Agreement;

WHERAS, the Compensation Committee of the Board of Directors of the Corporation has approved the increase in the Executive's Death Benefits;

WHEREAS, the Corporation and the Executive hereby agree that it is in the best interests of both parties to exchange the Insurance Contracts, into one (1) life insurance contract with John Hancock Variable Life Insurance Company pursuant to a tax-free exchange under Section 1035 of the Internal Revenue Code (the “Exchange”);

WHEREAS, the Corporation and the Executive also agree that it is in the best interest of both parties to amend the Agreement to reflect the Exchange into one insurance contract; and

WHEREAS, the Corporation and the Executive also agree that a new Collateral Assignment shall be recorded with John Hancock Variable Life Insurance Company, Inc. to reflect the above referenced changes to the Agreement and Insurance Contracts and the Exchange.

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereby agree to amend the Agreement and the Collateral Assignments so that the following Agreement and Collateral Assignment is the exclusive binding agreement between the parties:

1.	The terms and provisions of the Agreement and Collateral Assignments between the Corporation. and the Executive which Agreement and Collateral Assignments govern the former Aetna and Manulife policies, are herein incorporated by reference and reaffirmed by the parties, except as noted below.

2.	Section 1(f) of the Agreement is amended in its entirety to read as follows:

“Collateral Assignment” shall mean the assignment made by the Executive in favor of the Corporation in the form attached hereto, which will be recorded with John Hancock Variable Life Insurance Company and will replace in its entirety the former Split Dollar Collateral Assignments recorded with Aetna Life Insurance and Annuity Company and Manufacturers Life Insurance Company. The former Split Dollar Collateral Assignments recorded with Aetna Life Insurance and Annuity Company and Manufacturers Life Insurance Company will be null and void upon the completion of the Internal Revenue Code section 1035 exchange to the policy at John Hancock Variable Life Insurance Company.

3.	Section 1(h) of the Agreement is amended in its entirety to read as follows:

“Executive’s Death Benefit” shall mean an amount that is equal to the result of multiplying the Executive’s Base Annual Salary, determined as of [ ] or such later date approved by the Corporation, by .

4.	Section 1(i) of the Agreement is amended in its entirety to read as follows: "Insurer" shall mean John Hancock Variable Life Insurance Company.

5.	Section 1(l) of the Agreement is amended in its entirety to read as follows: “Policy” shall mean the following policy on the life of the Executive that is issued by the Insurer:

Policy Number	Insurance Company John Hancock Variable Life Insurance Company

6.	Section 3(b) of the Agreement is amended in its entirety to read as follows:

Additional Compensation. Each calendar year, the Executive shall be considered to have taxable compensation income for that portion of the premiums paid by the Corporation that is equal in amount to the value of the “economic benefit” derived by the Executive from the Policy’s life insurance protection, as determined for Federal income tax purposes under then current applicable authority as determined by the Corporation. The Corporation shall withhold from the Executive’s Base Annual Salary, or other compensation paid to the Executive, in a manner determined by the Corporation, the Executive’s share of FICA and other employment and income taxes relating to that taxable amount.

IN WITNESS WHEREOF, the Executive and the Corporation have signed this amendment as of                     .

“Executive” “Corporation” Countrywide Credit Industries, Inc. By: Its: